Exhibit 10.1

David Jaffe
CEO, President

30 Dunnigan Drive
Suffern, NY 10901
845-369-4800
David.Jaffe@ascenaretail.com

October 3, 2011

John J. Sullivan

15 Forest Drive

Morristown, NJ 07960

Dear John,

We are pleased to offer you the position of Executive Vice President, Chief Operating Officer at Ascena Retail Group Inc., reporting to David Jaffe, Chief Executive Officer and President. This position will oversee certain shared services (Information Technology, HRIS, and Logistics). This offer is contingent on a background check and determination of a mutually agreeable start date.

This letter will provide additional details about your total compensation and benefits package. The plan design of the company’s benefits package is subject to change.

BASE SALARY, BONUS AND STOCK OPTIONS

•         Your annualized salary will be $575,000, paid bi-weekly. You will be eligible for annual merit evaluations beginning in October 2012.

•         Bonus eligibility for the EVP level is 75% of your annual base salary. You will be eligible for 100% of that bonus if the Target level of Ascena financial results and individual performance is achieved for the fiscal year (ending in July 2012). Your initial annual target level (100%) is $431,250. The maximum payout (200%) is $862,500. This amount would be prorated for the Fall season and paid out following the Compensation Committee Meeting (March 2012). The bonus stipulates that you must be employed by Ascena at the time of the bonus payout.

•         You will be recommended to receive 25,000 non-qualified stock options of Ascena Common Stock (symbol ASNA) under the Company’s stock option plan. This recommendation will be made at the next, regularly scheduled, quarterly Compensation Committee Meeting of the Board of Directors. As of the date of this approval, these options will be granted and the price will be determined. Vesting will begin on the one year anniversary of the approval date, with 25% (6,250) vesting each subsequent year for 4 years. You will be eligible to be considered for other stock options in the fall of each year beginning in 2012.

•         At the same Compensation Committee meeting you will also be recommended to receive 5,000 Restricted Stock Units (RSUs). The full value of these shares will also begin to vest on the one year anniversary of the approval date with 50% (2,500) vesting each subsequent year for 2 years. RSUs are not typically awarded annually.

•         You will be eligible to participate in the Company’s Long Term Incentive Plan (LTIP). This Plan awards RSUs at the end of a 3-year performance period based on the level of achievement of company financial goals established at the beginning of the performance period. The RSUs vest 100% 30 days following the approval date. You will be eligible for 100% of Opportunity Share Units in the 2014 LTI Plan (FY2012-FY2014). The Company will recommend to the Compensation Committee that your initial target (100%) is 10,000 Opportunity Share Units. The maximum target (200%) is 20,000 Opportunity Share Units. Each year the company intends to offer a new 3-year LTI Plan.

EXECUTIVE SEVERANCE POLICY

•         You will receive an Executive Severance Plan that provides you with severance benefits if your employment is terminated due to a Change of Control or for a termination without Cause. If you are terminated without Cause you will receive salary continuation for 12 months with 100% company paid COBRA benefits during the severance period.

DEFERRED COMPENSATION

•         You will be eligible to participate in the Executive Retirement Plan (ERP) in January 2012. ERP is a non-qualified deferred compensation plan for Executives and Senior Management Team members sponsored by Ascena Retail Group, Inc. The ERP provides you with the following benefits:

o        Ability to defer up to 95% of your base salary and bonus through payroll deductions

o        First 5% of your base salary and bonus that you defer will be matched at 100%

o        Earnings accumulate tax deferred

o        No excise tax penalties for early distribution

o        Over 20 self-directed investment funds

•         Since you are considered by the IRS to be a “Highly Compensation Associate”, your contribution rate is limited to 2% in the Ascena Retail Group Inc.’s 401(k) plan.

TIME OFF AWARDS

•         Vacation: you will accrue vacation time with each paycheck beginning immediately upon hire and will be eligible for up to 20 days’ vacation annually.

•         Choice Time: You are eligible for 5 choice time days to use by January 31, 2012. You will be eligible for 7 Choice Days on February 2, 2012 to use by January 31, 2013.

•         Company Holidays: You are eligible for the following paid Holidays: New Year’s Day, Memorial Day, Independence Day, Labor Day, Thanksgiving, the day after Thanksgiving and Christmas.

ASSOCIATE DISCOUNT

•         Upon hire, you and your eligible dependents will receive the following discount on merchandise purchased in dressbarn, maurices and Justice locations:

o        40% discount off regular-priced merchandise (all brands)

o        40% discount off the promotional or markdown priced merchandise. Excludes entire store percent off events. Associates may not receive, redeem or be eligible for JBucks, Fun Cards, JMC Catazine coupons or any other type of coupon (Justice)

o        20% discount on sales prices (dressbarn)

o        20% discount of permanent markdowns and POS sale items (maurices)

BENEFITS

•         Details of the complete benefit package are included in our Benefits Guide, see attached. At a glance, these benefits include:

o        Medical and Prescription

o        Dental

o        Vision

o        Life Insurance

o        Short-Term and Long-Term Disability

o        Education Assistance

o        Adoption Assistance

o        Scholarship Program

o        Dimes from the Heart Program

o        Flexible Spending Account

John, this offer of employment does not constitute an employment contract; however, it is intended to be a statement of our intent to employ you. We believe you will be an outstanding addition to the Ascena team. I am confident that you will find the position challenging and that you will have the opportunity to continue your professional growth.

If you wish to accept this offer, please sign both copies and return one full copy to me postmarked on or before October 5, 2011 in the enclosed envelope.

Sincerely,

/s/ DAVID JAFFE

David Jaffe

Chief Executive Officer and President

If the terms of this offer are acceptable, please sign below:

AGREED AND ACCEPTED:

/s/ JOHN J. SULLIVAN	10/3/11
John J. Sullivan	Date